PART II
Exhibit 99.1
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Note: The information contained in this Item includes updates related to our change from the LIFO method of inventory valuation as disclosed in the Notes to Financial Statements. This Item has not been updated for any other changes since the filing of the 2013 Annual Report on Form 10-K (“2013 Form 10-K”). For significant developments since the filing of the 2013 Form 10-K, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

The following discussion and analysis of historical results of operations and financial condition should be read in conjunction with the audited financial statements and the notes thereto which appear elsewhere in this Form 10-K. This discussion includes statements regarding our expectations with respect to our future performance, liquidity, and capital resources. Such statements, along with any other nonhistorical statements in the discussion, are forward-looking. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Part I, Item 1A. Risk Factors" of this Form 10-K, as well as those factors listed in other documents we file with the Securities and Exchange Commission (SEC). We do not assume any obligation to update any forward-looking statements. Our actual results may differ materially from those contained in or implied by any of the forward-looking statements in this Form 10-K.

Acquisition of Boise Inc.

On October 25, 2013, we acquired Boise Inc. ("Acquisition," "Boise," or "Boise Acquisition"), a large manufacturer of packaging and paper products for $2.1 billion. We paid $12.55 per share to shareholders, or $1.2 billion, net of $121.7 million of cash acquired, and assumed the fair value of Boise's debt, or $829.8 million. PCA entered into $2.35 billion of new borrowings, including a $1.65 billion senior unsecured credit agreement, which included a $350.0 million undrawn revolver, and $700.0 million of 4.5% ten-year notes, which in connection with cash on hand, was used to finance the acquisition of Boise, repay certain PCA indebtedness, and for general corporate purposes.

The acquisition expands our corrugated products geographic reach and offerings, provides additional containerboard capacity for continued growth in the packaging business, and provides meaningful opportunities in the white paper business. The acquisition of Boise increased PCA’s containerboard capacity, at year-end 2013, to approximately 3.4 million tons from its prior level of 2.6 million tons. The results of Boise's operations are included in PCA’s results for periods on and after October 25, 2013. Due to the size of the transaction, a significant part of our variances to 2012 are driven by the acquisition. We discuss this acquisition in more detail in Note 3, Acquisitions, and Note 8, Debt, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K.

Prior to the acquisition of Boise on October 25, 2013, we manufactured and sold packaging products and reported our results in one reportable segment. With the acquisition, we report our financial information in three reportable segments: Packaging, Paper, and Corporate and Other. Our Packaging segment produces a wide variety of corrugated packaging products. The Paper segment manufactures and sells a range of white papers, including communication papers, pressure-sensitive papers, and market pulp. The Corporate and other segment includes support staff services and related assets and liabilities, transportation assets, and activity related to other ancillary support operations. In this Item 7, some amounts in prior periods' consolidated financial statements have been reclassified to conform with the current period segment presentation. For more information, see Note 19, Segment Information. In addition, we reclassified amounts previously included in "Corporate overhead" in the 2012 and 2011 Consolidated Statements of Income into "Selling, general, and administrative expenses" to conform with the current period presentation. None of the reclassifications affected our results of operations, financial position, or cash flows.

Overview

PCA, with the acquisition of Boise Inc., is the fourth largest producer of containerboard in the United States and the third largest producer of white papers in North America, based on production capacity. We operate eight mills and 98 corrugated products manufacturing plants. Our mills are comprised of five containerboard mills and three paper mills. Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations, and honeycomb protective packaging. In addition, we are a large producer of packaging for meat, fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. We operate primarily in the United States and have some converting operations in Europe, Mexico, and Canada.

Executive Summary

In 2013, sales grew 28.9% to a record $3,665.3 million. We reported $441.3 million of net income, or $4.52 per diluted share in 2013, compared with $160.2 million, or $1.64 per share in 2012. Excluding special items, we recorded $325.2 million of net income, or a record $3.33 per diluted share in 2013, compared with $197.2 million and $2.02 per diluted share in 2012. In 2013, income included $87.4 million of income from special items including $166.0 million from the reversal of previously established tax reserves, partially offset by $67.8 million of pretax costs primarily related to the acquisition of Boise on October 25, 2013, and $10.9 million of pension plan curtailment charges. Excluding these special items, the increase in earnings was driven by improvement in PCA's earnings and two months and five days of results from the acquisition of Boise operations. PCA's earnings improvement related primarily to increased pricing and higher demand, partially offset by higher costs for labor and benefits, energy, fiber, repairs, freight, and interest expense.

Earnings per diluted share, excluding special items, in 2013 and 2012 were as follows:

	Years Ended December 31,
	2013	2012
Earnings per diluted share	$4.52	$1.64
Special items:
Alternative energy tax credits (a)	(1.70)	0.24
Acquisition-related costs (b)	0.11	—
Acquisition-related financing costs (b)	0.08	—
Acquisition inventory step-up (c)	0.14	—
Integration-related and other costs (d)	0.11	—
Pension curtailment charges (e)	0.07	—
Debt refinancing charges (f)	—	0.16
State income tax adjustments	—	(0.03)
Plant closure charges	—	0.01
Total special items	(1.19)	0.38
Earnings per diluted share, excluding special items	$3.33	$2.02
____________

(a)
2013 includes $1.70 of income per diluted share for the reversal of $166.0 million of tax reserves related to alternative energy tax credits. Approximately $103.9 million of the reversal is due to the completion of an IRS audit of PCA's Filer City mill's cellulosic biofuel tax credits and $62.1 million is from the reversal of reserves for the taxability of the alternative fuel mixture credit acquired in the acquisition of Boise.

In first quarter 2012, PCA amended its 2009 tax return to reduce the gallons claimed as cellulosic biofuel producer credits previously recorded as a tax benefit, and increase the gallons claimed for alternative fuel mixture credits previously recorded as income. The increase in gallons claimed as alternative fuel mixture credits resulted in income of $95.5 million, and the decrease in gallons claimed as cellulosic biofuel producer credits resulted in a decrease in tax benefits of $118.5 million, or a net charge of $23.0 million.

(b)
Includes $28.9 million of acquisition-related costs, primarily for professional fees related to transaction-advisory services and expenses related to financing the acquisition of Boise ($18.3 million after-tax or $0.19 per diluted share).

(c)
Generally accepted accounting principles required us to value the inventory from the acquisition of Boise at fair value, which increased the value of the inventory by $21.5 million. This reduced the profit on the sale of the acquired inventory to that portion attributable to the selling effort. This step-up in value increased expenses by $21.5 million as the acquired inventory was sold and charged to cost of sales ($13.6 million after-tax or $0.14 per diluted share).

(d)	Includes $17.4 million of integration-related and other costs, primarily for professional services, employee, and other costs ($11.0 million after-tax or $0.11 per diluted share).

(e)
Includes $10.9 million of non-cash pension curtailment charges related to pension plan changes in which certain hourly corrugated and containerboard mill employees will transition from a defined benefit pension plan to a defined contribution 401k plan ($7.0 million after-tax or $0.07 per diluted share).

(f)	Includes $24.8 million of debt refinancing charges ($16.0 million after-tax or $0.16 per diluted share).

Management excludes special items and uses non-GAAP measures to focus on PCA’s on-going operations and assess its operating performance and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. Reconciliation of diluted EPS to diluted EPS excluding special items is included above and the reconciliations of other non-GAAP measures used in this Management's Discussion and Analysis of Financial Condition and Results of Operations, to the most comparable measure reported in accordance with GAAP, are included later in Item 7 under “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.” Any analysis of non-GAAP financial measures should be done in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Markets

The market for containerboard and corrugated products is generally subject to changes in the U.S. economy. The U. S. economy continued to slowly improve in 2013, with an annual basis real GDP increase of 1.9%, compared with a 2.8% increase in 2012 as reported by the U.S. Department of Commerce. Trade publications reported that industry-wide corrugated products shipments were unchanged in 2013 compared to 2012 and containerboard production was 1.2% higher than 2012. In 2013, PCA’s corrugated products shipments increased 5.7%, excluding Boise shipments, and increased 10.7% including Boise shipments during the partial fourth quarter. PCA containerboard production for 2013 was 2,607,000 tons, excluding Boise, compared to 2,600,000 tons in 2012. Including PCA’s ownership of Boise during the partial quarter, PCA’s containerboard production was 2,749,000 tons in 2013.

The market for communication papers competes heavily with electronic data transmission and document storage alternatives. Increasing shifts to these alternatives have had an adverse effect on traditional print media and usage of communication papers. According to the American Forest & Paper Association (AF&PA), U.S. industry uncoated freesheet shipments declined 1.9% in 2013, compared to 2012.

Outlook

In the first quarter of 2014, we expect earnings to benefit, compared to the fourth quarter of 2013, from a full quarter of Boise's results, including synergies, and lower amortization of annual mill outage costs. Our largest containerboard mill in Counce, Tennessee will be down in March for its annual maintenance outage which will reduce production and increase operating costs. We also expect higher energy costs across the company with colder weather. In addition, our mills were impacted by extreme cold and significant snowfalls in January and February resulting in higher than normal cost increases for energy, wood, and transportation. Costs at our converting plants were also impacted and we did have some plant closures as a result of weather. Labor and benefit costs are expected to be higher in the first quarter, with annual wage increases and timing related benefit payments, and we expect a higher tax rate. Considering all of these items, we expect first quarter earnings, excluding special items, to be comparable to our fourth quarter 2013 earnings, excluding special items.

Results of Operations

Year Ended December 31, 2013, Compared to Year Ended December 31, 2012

The historical results of operations of PCA for the years ended December 31, 2013 and 2012 are set forth below (dollars in millions):

	Year Ended December 31
	2013 (a)	2012	Change
Packaging	$3,431.7	$2,843.9	$587.8
Paper	216.9	—	216.9
Corporate and other and eliminations	16.7	—	16.7
Net sales	$3,665.3	$2,843.9	$821.4

Packaging	$554.2	$383.9	$170.3
Paper	13.5	—	13.5
Corporate and other and eliminations	(85.8)	53.7	(139.5)
Income from operations	$481.9	$437.6	$44.3

Interest expense, net	(58.3)	(62.9)	4.6
Income before taxes	423.6	374.7	48.9
Income tax (expense) benefit	17.7	(214.5)	232.2
Net income	$441.3	$160.2	$281.1
Net income excluding special items (b)	$325.2	$197.2	$128.0
Earnings, before interest, taxes, depreciation, and amortization (EBITDA)	$683.7	$608.4	$75.3
EBITDA excluding special items (b)	$750.7	$514.9	$235.8
____________

(a)	2013 included financial results for Boise for the period of October 25, 2013, through December 31, 2013.

(b)	See "Reconciliations of Non-GAAP Financial Measures to Reported Amounts" included in this Item 7 for a reconciliation of non-GAAP measures to the most comparable GAAP measure.

Net Sales

Net sales increased $821.4 million, or 28.9%, to a record $3,665.3 million in 2013, compared with $2,843.9 million in 2012. The increase in 2013 related to higher sales price and mix ($205.5 million), higher sales volumes ($176.8 million), and two months and five days of Boise operations ($439.1 million).

Packaging. Sales increased $587.8 million, or 20.7%, to $3,431.7 million, compared with $2,843.9 million in 2012. As discussed above, higher sales price and mix, higher sales volumes, and two months and five days of Boise operations increased sales in our Packaging segment. Corrugated products shipments per workday increased 11.1% in 2013, compared with the same period in 2012, on a shipments-per-workday basis. Excluding Boise's shipments, 2013 shipments increased 5.7% in total, and were up 6.1% per workday compared with 2012, all of which came from organic growth. Total corrugated products volume sold in 2013, including Boise, increased 10.7% over the same period last year. The year ended December 31, 2013, included 250 workdays, those days not falling on a weekend or holiday, compared to 251 workdays in 2012. Containerboard volume sold to outside domestic and export customers was essentially unchanged in 2013, compared with 2012, as the additional Boise outside containerboard sales in the partial fourth quarter were offset by decreased export sales. Containerboard mill production in 2013 was 2,749,000 tons, which included 141,000 tons from the acquired Boise mills, compared with 2,600,000 tons in 2012.

Paper. Our paper segment sales include the sales for the white paper mills we acquired from Boise. Sales for the two months and five days we owned Boise were $216.9 million. During this period, sales volumes of white paper were 210,000 tons.

Gross Profit

Gross profit increased $232.7 million, or 36.7%, in 2013, compared with 2012 due primarily to the sales price and volume increases described above. Gross profit as a percentage of net sales increased to 23.7% of net sales in 2013 compared with 22.3% in the same period in 2012. Reported 2013 gross profit was negatively affected by $21.5 million of expense for the acquisition inventory step-up related to the acquisition of Boise, of which $18.0 million was recorded in the Packaging segment and $3.5 million was recorded in the Paper segment. Excluding the step-up expense, gross profit was 24.3% of 2013 net sales.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses increased $45.8 million, or 16.3%, in 2013 compared to 2012. Excluding selling, general, and administrative expenses associated with the acquired Boise businesses of approximately $25.2 million, selling, general, and administrative expenses increased $20.6 million, primarily due to to higher costs for salaries ($6.9 million), incentive compensation ($4.8 million), fringe benefits ($1.8 million), legal expenses ($3.0 million), travel and meeting costs ($1.7 million), and broker commissions ($1.5 million).

Other Expense, Net

Other expense, net, in 2013 was $59.0 million, which primarily included acquisition-related costs ($17.2 million), integration-related and other costs ($17.4 million), pension plan curtailment charges ($10.9 million), and asset disposals and write-offs charges ($13.2 million). In 2012, "Other expense, net" was $11.8 million, which related primarily to asset disposal and write-offs charges ($10.8 million).

Income from Operations

Income from operations increased $44.3 million, or 10.1%, for the year ended December 31, 2013, compared to 2012. Our 2013 income from operations included $67.1 million of expense from special items, consisting of $56.1 million of costs primarily related to the acquisition of Boise on October 25, 2013, and $10.9 million of pension plan curtailment charges. Income from operations in 2012 included $95.5 million of income related to alternative energy tax credits, offset partially by $2.0 million of plant closure charges. Excluding special items, income from operations increased $204.9 million in 2013, compared with 2012. The increase was primarily due to increased sales price, improved mix, higher sales volume, and a partial quarter of Boise operations, partially offset by increased costs.

Packaging. Segment income from operations increased $170.3 million, or 44.4%, to $554.2 million, compared with $383.9 million in 2012. Excluding $30.3 million of special items related to acquisition inventory step-up, integration-related and other costs, and pension curtailment charges, segment income increased $198.6 million to $584.5 million, compared with $385.9 million, excluding special items in 2012. The increase primarily related to increased sales price and improved mix ($205.5 million), higher sales volume ($25.2 million), and income from Boise's operations for two months and five days in the fourth quarter of 2013. These improvements were partially offset by increased costs for labor ($16.8 million), energy ($10.4 million), transportation ($6.9 million), incentive compensation ($5.5 million), wood fiber ($5.8 million), and repairs ($4.1 million).

Paper. Segment income from operations was $13.5 million in 2013, which included $3.5 million of acquisition inventory step-up included in cost of sales, partially offset by $1.9 million of income for an insurance settlement related to Boise's St. Helens, Oregon, mill, net of other expenses. Excluding these special items, segment income for the white papers business was $15.1 million.

Interest Expense, Net, and Income Taxes

Interest expense, net, was $58.3 million in 2013, compared with $62.9 million in 2012. Excluding $10.5 million of expenses related to financing the acquisition of Boise in the fourth quarter of 2013, and $1.1 million of expense for the write-off of deferred financing costs in connection with repaying the term loan due 2016 and the receivables credit facility due 2014, interest expense was $46.7 million, compared with $38.1 million in 2012, excluding $24.8 million of debt refinancing charges. The 2013 increase in interest expense, excluding special items, primarily related to two months of increased interest expense on the higher average outstanding borrowings used to fund the acquisition of Boise.

In 2013, we recorded a $17.7 million income tax benefit, which included $166.0 million of income tax benefits from the reversal of the reserve for unrecognized tax benefits from alternative energy tax credits. The IRS completed its audit of PCA’s 2008 and 2009 Federal income tax returns and all claimed alternative energy tax credits were allowed. In November

2013, PCA received a confirmation letter from the Joint Committee on Taxation that their review was complete. As a result, a $103.9 million ($102.0 million of tax plus $1.9 million of accrued interest) reserve for unrecognized tax benefits for the Filer City mill’s cellulosic biofuel tax credit was fully reversed as a benefit to income taxes in the fourth quarter. Excluding the alternative energy tax credits, the 2013 effective tax rate was 35.0%, compared with 57.2% in 2012, as reported, or 34.4%, excluding the impact from amending our 2009 tax return in 2012 related to alternative energy tax credits. The credits are described in Note 6, Alternative Energy Tax Credits, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K. The effective tax rate varies from the U.S. federal statutory tax rate of 35.0% principally due to the impact of the alternative energy tax credits, state and local income taxes and the domestic manufacturers’ deduction.

2013 Compared to 2012 Balance Sheet Changes

The changes in our balance sheet, compared with December 31, 2012, relate primarily to the Acquisition and liabilities incurred to fund the Acquisition. We increased our assets approximately $2.9 billion and our liabilities approximately $1.6 billion in total for the Acquisition based on the fair values on the acquisition date. In addition, we incurred $2.0 billion of new borrowings which was used to finance the acquisition of Boise, repay $953.6 million of indebtedness, which included $829.8 million of acquired Boise debt, and for general corporate purposes. For more information about the acquisition of Boise, see Note 3, Acquisitions, and Note 8, Debt, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K.

Year Ended December 31, 2012, Compared to Year Ended December 31, 2011

The historical results of operations of PCA for the years ended December 31, 2012 and 2011 are set forth below (dollars in millions):

	Year Ended December 31
	2012	2011	Change
Net sales	$2,843.9	$2,620.1	$223.8
Income from operations	437.6	274.0	163.6
Interest expense, net	(62.9)	(29.2)	(33.7)
Income before taxes	374.7	244.8	129.9
Provision for income taxes	(214.5)	(86.0)	(128.5)
Net income	$160.2	$158.8	$1.4
Net income excluding special items (a)	$197.2	$162.6	$34.6
EBITDA	$608.4	$437.6	$170.8
EBITDA excluding special items (a)	$514.9	$443.4	$71.5
____________

(a)	See "Reconciliations of Non-GAAP Financial Measures to Reported Amounts" included in this Item 7 for a reconciliation of non-GAAP measures to the most comparable GAAP measure.

Net Sales

Net sales increased $223.8 million, or 8.5%, for the year ended December 31, 2012, from the year ended December 31, 2011. Net sales increased primarily as a result of increased sales volumes ($214.8 million) and higher sales prices of corrugated products and containerboard ($9.0 million).

Total corrugated products volume sold increased 6.6% to 34.7 billion square feet in 2012 compared to 32.5 billion square feet in 2011. On a comparable shipment-per-workday basis, corrugated products sales volume also increased 6.6% in 2012 versus 2011. Shipments-per-workday is calculated by dividing our total corrugated products volume during the year by the number of workdays within the year. Both 2012 and 2011 contained 251 workdays, those days not falling on a weekend or holiday. Containerboard sales volume to external domestic and export customers decreased 6.0%, to 482,000 tons for the year ended December 31, 2012, from 513,000 tons in 2011.

Income from Operations

Income from operations increased $163.6 million, or 59.7%, for the year ended December 31, 2012, compared to 2011. As noted in Note 6, Alternative Energy Tax Credits, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K, PCA amended its 2009 federal income tax return to reallocate gallons from the cellulosic biofuel producer credits to the alternative fuel mixture credits. As a result, income from operations was increased by $95.5 million in 2012 with an offsetting amount recorded in tax expense of $118.5 million. Excluding special items (as detailed below under “Reconciliations of Non-GAAP Financial Measures to Reported Amounts”), income from operations increased $71.4 million for full year 2012. This increase was primarily attributable to increased sales volumes ($50.7 million), higher sales prices ($9.0 million) and lower costs for energy ($26.5 million), recycled fiber ($18.6 million), and chemicals ($7.5 million). These improvements were partially offset by increased costs for fringe benefits ($11.9 million), depreciation ($11.5 million), labor ($11.2 million), and transportation ($7.3 million).

Gross profit increased $91.4 million, or 16.8%, for the year ended December 31, 2012, from the year ended December 31, 2011. Gross profit as a percentage of net sales increased from 20.7% of net sales in the year ended December 31, 2011, to 22.3% of net sales in the year ended December 31, 2012, primarily due to increased volume and prices and reduced costs described above.

Selling, general, and administrative expenses increased $22.3 million, or 8.6%, for the year ended December 31, 2012, from the year ended December 31, 2011, primarily as a result of increased costs for salaries ($11.4 million), fringe benefits ($3.8 million), incentive compensation ($3.4 million), and depreciation ($2.8 million).

Other expense, net, increased $1.1 million, or 9.9% for the year ended December 31, 2012, compared with the year ended December 31, 2011. The increase was primarily due to plant closure costs ($0.8 million).

Interest Expense, Net and Income Taxes

Net interest expense increased $33.7 million, or 115.4%, for the year ended December 31, 2012, compared with the year ended December 31, 2011. The higher interest expense included a $21.3 million premium paid as part of the July 2012 redemption of the Company’s 5.75% notes due in 2013 and a $3.4 million charge from settling the Company’s 2011 treasury lock prior to its maturity. The remaining $9.0 million increase in interest expense was primarily a result of lower capitalized interest ($6.3 million) related primarily to the Counce, Tennessee linerboard mill and Valdosta, Georgia linerboard mill major energy projects and additional interest expense ($2.1 million) related to PCA’s term loan of $150.0 million borrowed in October 2011.

PCA’s effective tax rate was 57.2% for the year ended December 31, 2012, which included a 22.8% higher rate from amending our 2009 tax return in 2012 related to alternative energy tax credits as described in Note 6, Alternative Energy Tax Credits, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K. Excluding the amendment, the 2012 effective tax rate would have been 34.4% for the year ended December 31, 2012, compared to 35.1% for the year ended December 31, 2011. The effective tax rate varies from the U.S. federal statutory tax rate of 35.0% principally due to the impact of the alternative energy tax credits in 2012, state and local income taxes and the domestic manufacturers’ deduction. PCA had no material changes to its reserve for unrecognized tax benefits under ASC 740, “Income Taxes,” during 2012.

Liquidity and Capital Resources

Sources and Uses of Cash

Our primary sources of liquidity are net cash provided by operating activities and available borrowing capacity under our revolving credit facility. We ended the year with $191.0 million of cash and $331.0 million of unused borrowing capacity under the revolving credit facility, net of letters of credit. Currently, our primary uses of cash are for operations, capital expenditures, debt service (including voluntary payments of debt), and declared common stock dividends, which we expect to be able to fund from these sources.

We believe that net cash generated from operating activities, cash on hand, available borrowings under our revolving credit facility and available capital through access to capital markets will be adequate to meet our liquidity and capital requirements, including payments of any declared common stock dividends for the foreseeable future. As our debt or credit facilities become due, we will need to repay, extend or replace such facilities. Our ability to do so will be subject to future economic conditions and financial, business, and other factors, many of which are beyond our control.

Below is a summary table of our cash flows, followed by a discussion of our sources and uses of cash through operating activities, investing activities, and financing activities (dollars in millions):

	Year Ended December 31
	2013	2012	2011
Net cash provided by (used for):
Operating activities	$608.2	$404.2	$345.5
Investing activities	(1,411.4)	(107.5)	(350.1)
Financing activities	786.8	(245.6)	(35.6)
Net increase (decrease) in cash and cash equivalents	$(16.4)	$51.1	$(40.2)

Our foreign operations are not material to our financial position or results of operations. At December 31, 2013, we had $7.1 million of cash and short-term investments held in operations outside of the United States. We indefinitely reinvest our earnings in operations outside the United States; however, if foreign earnings were repatriated at a future date, we would need to accrue and pay taxes. It is not practicable to determine the amount of unrecognized deferred tax liability on these undistributed earnings because the actual tax liability, if any, is dependent on circumstances existing when the repatriation occurs.

Operating Activities

2013

In 2013, net cash provided by operating activities was $608.2 million, compared with $404.2 million in 2012, an increase of $204.0 million. Approximately 67.5%, or $137.7 million of the increase in cash provided by operating activities before changes in operating assets and liabilities, relate to the increase in income from our operations in 2013, which we discuss above under "Operating Results," and two months and five days of income included in 2013 from the newly acquired Boise operations. In addition, we used an additional $7.2 million of alternative energy tax credits to reduce federal income tax payments during 2013, compared with 2012. Cash used for operating assets and liabilities, excluding acquisitions, totaled $8.7 million in 2013, compared with $74.9 million in 2012. The lower requirements for operating assets and liabilities, excluding acquisitions, in 2013 were driven primarily by higher accounts payable and lower inventory levels, partially offset by lower accrued liabilities at December 31, 2013, compared with December 31, 2012. Cash requirements for operating activities are subject to PCA’s operating needs and the timing of collection of receivables and payments of payables and expenses.

2012

Net cash provided by operating activities for the year ended December 31, 2012, was $404.2 million compared with $345.5 million for the year ended December 31, 2011, an increase of $58.7 million, or 17.0%. Cash provided by operating activities before changes in operating assets and liabilities was $479.1 million for 2012, compared with $367.3 million in 2011, an increase of $111.8 million that was driven by the higher operating income in 2012 as previously discussed above under "Operating Results" and an additional $29.5 million of alternative energy tax credits used to reduce federal income tax payments during 2012, compared with 2011. Cash used for operating assets and liabilities totaled $74.9 million in 2012 compared with $21.8 million in 2011, an increase of $53.1 million. The additional requirements for operating assets and liabilities in 2012 were driven by reduced accounts payable levels in 2012 and higher levels of accounts receivable from higher sales volumes in 2012.

Investing Activities

2013

Net cash used for investing activities in 2013 increased $1.3 billion, to $1.4 billion, compared with $107.5 million in 2012. In 2013, we paid $1.2 billion for the acquisition of Boise, net of $121.7 million of cash acquired, while in 2012 we spent $35.4 million on the acquisition of a business. We spent $234.4 million for capital investments in 2013, compared with $128.5 million in 2012. In 2012, we received $57.4 million in grant proceeds from the U.S. Treasury.

The details of capital expenditures for property and equipment, excluding acquisitions, by segment for the year ended December 31, 2013, are included in the table below (dollars in millions).

Year Ended December 31, 2013
Packaging	$222.2
Paper	10.0
Corporate and Other	2.2
$234.4

We expect capital investments in 2014 to be between $380.0 million and $400.0 million, including capital required for synergies, Boiler MACT spending, and the DeRidder conversion project, but excluding acquisitions, if any. These expenditures could increase or decrease as a result of a number of factors, including our financial results, future economic conditions, and our regulatory compliance requirements. We currently estimate capital expenditures to comply with Boiler MACT regulations (as discussed below under "Environmental Matters") in 2014 of up to $31 million and we expect other environmental capital expenditures of about $4 million in 2014. Our estimated environmental expenditures could vary significantly depending upon the enactment of new environmental laws and regulations, including those related to greenhouse gas emissions and industrial boilers. For additional information, see "Environmental Matters" in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

At December 31, 2013, PCA had commitments for capital expenditures of $151.4 million. PCA believes that cash-on-hand combined with cash flow from operations will be sufficient to fund these commitments.

2012

Net cash used for investing activities for the year ended December 31, 2012, decreased $242.7 million, or 69.3%, to $107.5 million, compared with the year ended December 31, 2011. The decrease was related to lower capital investments of $151.7 million as our major energy projects were completed in 2011, the receipt of $57.4 million in grant proceeds from the U.S. Treasury in 2012, and lower cost of acquisitions of $21.9 million and lower additions to long term assets of $12.0 million during 2012 compared with 2011.

Financing Activities

2013

In 2013, financing activities provided $786.8 million, while we used $245.6 million for financing activities in 2012. The change was due primarily to activities related to financing the acquisition of Boise. In October 2013, we entered into $2.35 billion of new borrowings, including a $350.0 million revolver which remains undrawn. We used the proceeds from these borrowings and cash on hand to finance the acquisition of Boise, repay $953.6 million of indebtedness, which included $829.8 million of acquired Boise debt, and for general corporate purposes. In addition in 2013, we repaid $12.2 million of outstanding debt prior to the acquisition of Boise and $109.0 million that was outstanding under our receivables credit facility that we terminated and repaid in December 2013. In 2013, we also paid $19.4 million of financing costs. We also paid $109.1 million of dividends and we repurchased $7.8 million of common stock in 2013, compared with $117.9 million of dividends paid and $45.2 million of common stock repurchases in 2012. The higher dividends paid in 2012 resulted from accelerating the dividends that would have been paid in January 2013 to December 2012. Beginning in 2013, we began withholding shares from vesting equity awards to cover employee tax liabilities, which amounted to $11.0 million. In 2012, we also paid $65.5 million to settle treasury locks.

For more information about our debt, commitments, and treasury lock derivative instruments, see Note 8, Debt, Note 20, Commitments, Guarantees, Indemnifications, and Legal Proceedings, and Note 11, Derivative Instruments and Hedging Activities, respectively, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K.

2012

Net cash used for financing activities totaled $245.6 million in 2012, compared with $35.6 million in 2011, an increase of $210.0 million. Payments on long-term debt, net of proceeds received, were a use of cash of $40.1 million in 2012 compared with a source of cash of $149.3 million in 2011, or a difference of $189.4 million. Additionally, PCA paid an additional $75.4 million to settle treasury locks in 2012 compared with 2011. Also in 2012, the Company paid higher dividends of $41.8 million, including the $24.5 million of dividends that would have been paid in January of 2013 but were accelerated to December of 2012. This was partially offset by lower repurchases of PCA common stock of $79.9 million and higher proceeds received from stock option exercises of $15.7 million during 2012 compared with 2011.

On June 26, 2012, PCA issued $400.0 million of 3.90% senior notes due June 15, 2022, through a registered public offering. PCA used the proceeds from the offering, together with cash on hand, to redeem its $400.0 million of 5.75% senior notes due August 1, 2013, on July 26, 2012. In connection with the redemption, PCA paid a redemption premium of $21.3 million and $11.2 million of accrued and unpaid interest.

Commitments

Contractual Obligations

The table below sets forth our enforceable and legally binding obligations as of December 31, 2013, for the categories described below. Some of the amounts included in the table are based on management's estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, our actual payments may vary from those reflected in the table. Purchase orders made in the ordinary course of business are excluded from the table below. Any amounts for which we are liable under purchase orders are reflected on the Consolidated Balance Sheets as accounts payable and accrued liabilities (dollars in millions):

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Five-Year Term loan, due October 2018	$650.0	$32.5	$130.0	$487.5	$—
Seven-Year Term loan, due October 2020	650.0	6.5	13.0	13.0	617.5
4.50% Senior notes, due November 2023	700.0	—	—	—	700.0
6.50% Senior Notes, due March 2018	150.0	—	—	150.0	—
3.90% Senior Notes, due June 2022	400.0	—	—	—	400.0
Total short-term and long-term debt (a)	2,550.0	39.0	143.0	650.5	1,717.5
Interest (b)	600.9	78.9	155.1	140.9	226.0
Capital lease obligations	39.1	2.6	5.3	5.3	25.9
Operating leases (c)	249.2	56.5	80.2	40.9	71.6
Capital commitments	151.4	151.4	—	—	—
Purchase obligations:
Raw materials and finished goods inventory (d)	131.1	79.0	52.1	—	—
Utilities (e)	46.5	35.1	11.1	0.3	—
Other (f)	30.1	7.0	6.4	5.2	11.5
Other long-term liabilities reflected on our Consolidated Balance Sheet (g):
Compensation and benefits (h)	195.6	7.9	78.9	36.5	72.3
Other (i) (j)	60.3	4.7	8.8	5.6	41.2
	$4,054.2	$462.1	$540.9	$885.2	$2,166.0
____________

(a)
The table assumes our long-term debt is held to maturity and includes the current portion of long-term debt. See Note 8, Debt, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K. Amounts are reported gross and do not include unamortized debt discounts of $2.2 million at December 31, 2013.

(b)
Amounts represent estimated future interest payments as of December 31, 2013, assuming our long-term debt is held to maturity and using interest rates in effect at December 31, 2013. See Item 7A. "Quantitative and Qualitative Disclosures About Market Risk” for the impact of changes in interest rates on PCA’s future cash flows.

(c)
We enter into operating leases in the normal course of business. We lease some of our operating facilities, as well as other property and equipment, under operating leases. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our operating lease obligations would change if we exercised these renewal options and/or if we entered into additional operating lease agreements.

(d)
Included among our raw materials purchase obligations are contracts to purchase approximately $100.0 million of wood fiber. Purchase prices under most of these agreements are set quarterly or semiannually based on regional market prices, and the estimate is based on contract terms or first quarter 2014 pricing. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our consolidated financial statements until contract payment terms take effect. Under most of these log and fiber supply agreements, we have the right to cancel or reduce our commitments in the event of a mill curtailment or shutdown. Our log and fiber obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals.

(e)
We enter into utility contracts for the purchase of electricity and natural gas. We also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. Our payment obligations were based upon prices in effect on December 31, 2013, or upon contract language, if available.

(f)	Consists primarily of wood chip processing service agreements.

(g)
Long-term deferred income taxes of $434.8 million and unrecognized tax benefits of $5.7 million, including interest and penalties, are excluded from this table, because the timing of their future cash outflows are uncertain.

(h)
Amounts primarily consist of pension and postretirement obligations, including current portion of $2.1 million and 2014 required minimum contributions of approximately $5.0 million. Actuarially determined liabilities related to pension benefits are recorded based on estimates and assumptions. Key factors used in developing estimates of these liabilities include assumptions related to discount rates, retirement and mortality rates, expected contributions, and other factors. Changes in estimates and assumptions related to the measurement of funded status could have a material impact on the amount reported. In the table above, we allocated our pension obligations by year based on the future required minimum pension contributions, as determined by our actuaries. See Note 10, Employee Benefit Plans and Other Postretirement Benefits, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K, for additional information.

(i)	Includes current liabilities of $3.6 million related primarily to the current portion of workers' compensation liability.

(j)
We have excluded $2.9 million of noncurrent deferred lease costs and unfavorable lease liabilities from the other long-term liabilities in the table above. These amounts have been excluded because deferred lease costs relate to operating leases which are already reflected in the operating lease category in the table, and unfavorable lease liabilities do not represent a contractual obligation which will be settled in cash.

Off-Balance-Sheet Arrangements

The Company does not have any off-balance sheet arrangements as of December 31, 2013.

Environmental Matters

Environmental compliance requirements are a significant factor affecting our business. We employ processes in the manufacture of containerboard, paper, and pulp which result in various discharges, emissions and wastes. These processes are subject to numerous federal, state, local and foreign environmental laws and regulations. We operate and expect to continue to operate, under environmental permits and similar authorizations from various governmental authorities that regulate such discharges, emissions and wastes. The most significant of these laws affecting the Company are:

•	Resource Conservation and Recovery Act (RCRA);

•	Clean Water Act (CWA);

•	Clean Air Act (CAA);

•	The Emergency Planning and Community Right-to-Know-Act (EPCRA);

•	Toxic Substance Control Act (TSCA); and

•	Safe Drinking Water Act (SDWA).

We believe that we are currently in material compliance with these and all applicable environmental rules and regulations. Because environmental regulations are constantly evolving, the Company has incurred, and will continue to incur, costs to maintain compliance with these and other environmental laws. The Company works diligently to anticipate and budget for the impact of applicable environmental regulations, and does not currently expect that future environmental compliance obligations will materially affect its business or financial condition. For the years ended December 31, 2013, 2012, and 2011, we spent $41.1 million, $25.8 million and $26.0 million, respectively, to comply with the requirements of these and other environmental laws.

As is the case with any industrial operation, PCA has, in the past, incurred costs associated with the remediation of soil or groundwater contamination, as required by the federal Comprehensive Environmental Response, Compensation and Liability Act, commonly known as the federal “Superfund” law, and analogous state laws. Cleanup requirements arise with respect to properties the Company currently owns or operates, former facilities and off-site facilities where the Company has disposed of hazardous substances. As part of the sale to PCA of the containerboard and corrugated products business of Pactiv Corporation in April 1999, Pactiv agreed to retain all liability for all former facilities and all sites associated with pre-closing off-site waste disposal. Pactiv also retained environmentally impaired real property in Filer City, Michigan unrelated to current mill operations. In addition, OfficeMax (now an indirect, wholly owned subsidiary of Office Depot) retains responsibility for certain environmental liabilities related to some of the businesses, facilities, and assets we acquired from Boise. Generally, this responsibility relates to hazardous substance releases and other environmental incidents that arose before 2004. Some of these liabilities could be significant; however, OfficeMax may not have sufficient funds to satisfy its indemnification obligations, and in some cases, we may not be entitled to such indemnification.

In January 2013, the U.S. Environmental Protection Agency (the "EPA") established a three year deadline for compliance with the Boiler MACT regulations, establishing air emissions standards and certain other requirements for industrial boilers. States are authorized to extend the deadline an additional year if they so elect. PCA is currently assessing the impact of these regulations, which are expected to require modifications to or replacement of certain of PCA’s boilers. PCA currently estimates that compliance with the final rule will require capital expenditures between $38 million and $42 million over the next three years. Due to the complexity of these regulations, and the potential for additional future regulatory or judicial modification to these regulations, this estimate is subject to further revisions. We currently estimate capital expenditures to comply with Boiler MACT regulations in 2014 of up to $31 million and expect other environmental capital expenditures of about $4 million in 2014. Total capital expenditures for environmental matters were $9.9 million for 2013 as if Boise had been combined with us on January 1, 2013, and $1.8 million and $2.8 million for 2012 and 2011, respectively.

Because liability for remediation costs under environmental laws is strict, meaning that liability is imposed without fault, joint and several, meaning that liability is imposed on each party without regard to contribution, and retroactive, PCA could receive notifications of cleanup liability in the future and this liability could be material. From 1994 through 2013, remediation costs at PCA’s mills and corrugated plants totaled approximately $3.2 million and the acquired Boise locations have not incurred any significant remediation costs since their inception in 2008. As of December 31, 2013, we maintained an environmental reserve of $34.1 million relating to on-site landfills and surface impoundments as well as ongoing and anticipated remedial projects. As of this filing, the Company believes that it is not reasonably possible that future environmental expenses above the $34.1 million accrued at December 31, 2013, will have a material impact on its financial condition, results of operations, and cash flows.

While legislation regarding the regulation of greenhouse gas emissions has been proposed at the federal level, it is uncertain whether such legislation will be passed and, if so, what the breadth and scope of such legislation will be. The result of the regulation of greenhouse gas emissions could be an increase in our future environmental compliance costs, through caps, taxes or additional capital expenditures to modify facilities, which may be material. However, climate change legislation and the resulting future energy policy could also provide us with opportunities if the use of renewable energy is encouraged. We currently self-generate a significant portion of our power requirements at our mills using bark, black liquor and biomass as fuel, which are derived from renewable resources. While we believe we are well-positioned to take advantage of any renewable energy incentives, it is uncertain what the ultimate costs and opportunities of any climate change legislation will be and how our business and industry will be affected.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, PCA evaluates its estimates, including those related to business combinations, goodwill and intangible assets, pensions and other postretirement benefits, environmental liabilities, income taxes, and long-lived asset impairment, among others. PCA bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting estimates are those that are most important to the portrayal of our financial condition and results. These estimates require management's most difficult, subjective, or complex judgments. We review the development, selection, and disclosure of our critical accounting estimates with the Audit Committee of our board of directors. The Company believes that of its significant accounting policies, the following involve a higher degree of judgment and/or complexity:

Business Combinations

From time to time, we may enter into material business combinations. We allocate the total purchase price of a business combination to the assets acquired and the liabilities assumed based on their estimated fair values at the acquisition date, with the excess purchase price recorded as goodwill. The acquisition method of accounting requires us to make significant estimates and assumptions regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values (fair value is determined using the income approach, cost approach and or market approach) of inventory, property, plant, and equipment, identifiable intangible assets, deferred tax asset valuation allowances, and liabilities related to uncertain tax positions, among others. This method also requires us to refine these estimates over a measurement period not to exceed one year to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to retroactively adjust provisional amounts that we have recorded for the fair values of assets and liabilities in connection with acquisitions, these adjustments could have a material impact on our financial condition and results of operations. Additionally, we expense any acquisition-related costs as incurred in connection with each business combination.

Significant estimates and assumptions in estimating the fair value of customer relationships and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be increased or decreased.

Goodwill and Intangible Asset Impairment

Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. At December 31, 2013, we had $526.8 million of goodwill, of which we recorded $458.6 million in connection with the acquisition of Boise in fourth quarter 2013. At December 31, 2013, we had $472.9 million and $53.9 million of goodwill recorded in our Packaging and Paper segments, respectively. All of our intangible assets are amortized over their estimated useful lives.

We test goodwill for impairment annually in the fourth quarter or sooner if events or changes in circumstances indicate that the carrying value of the asset may exceed fair value. Recoverability of goodwill is determined by comparing the fair value of the reporting unit with its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds the fair value, the implied fair value of the reporting unit's goodwill is compared to the carrying amount of its goodwill to determine if a write-down to fair value is necessary. Based on the results of the goodwill impairment test, we concluded that no goodwill impairment existed.

If management's estimates of future operating results materially change or if there are changes to other assumptions, the estimated fair value of our identifiable intangible assets and goodwill could change significantly. Such change could result in impairment charges in future periods, which could have a significant noncash impact on our operating results and financial condition. We cannot predict the occurrence of future events that might adversely affect the reported value of our goodwill and intangible assets. As additional information becomes known, we may change our estimates.

Pensions

The Company accounts for defined benefit pension plans in accordance with Accounting Standards Codification (“ASC”) 715, “Compensation - Retirement Benefits.” The calculation of pension expense and pension liabilities requires decisions about a number of key assumptions that can significantly affect expense and liability amounts, including discount rates, expected return on plan assets, expected rate of compensation increases, retirement rates, mortality rates, expected contributions, and other factors. The pension assumptions used to measure pension expense and liabilities are discussed in Note 10, Employee Benefit Plans and Other Postretirement Benefits.

We recognize the funded status of our pension plans on our Consolidated Balance Sheet and recognize the actuarial and experience gains and losses and the prior service costs and credits as a component of "Accumulated Other Comprehensive Loss" in our Consolidated Statement of Changes in Stockholders' Equity. Actual results that differ from assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense in future periods. At December 31, 2013, we had approximately $36.3 million recorded in "Accumulated other comprehensive loss, net of tax" on our Consolidated Balance Sheet. Accumulated losses in excess of 10% of the greater of the projected benefit obligation or the market-related value of assets will be recognized on a straight-line basis over the average remaining service period of active employees, which is between seven to ten years, to the extent that losses are not offset by gains in subsequent years. While we believe that the assumptions used to measure our pension obligations are reasonable, differences in actual experience or changes in assumptions may materially affect our pension obligations and future expense.

We believe that the accounting estimate related to pensions is a critical accounting estimate because it is highly susceptible to change from period to period. As discussed above, the future effects of pension plans on our financial position and results of operations will depend on economic conditions, employee demographics, mortality rates, retirement rates, investment performance, and funding decisions, among other factors. The following table presents selected assumptions used and expected to be used in the measurement of pension expense in the following periods (dollars in millions):

	Year Ending December 31, 2014	Year Ended December 31
		2013	2012
Pension expense	$25.4	$46.4	$36.0

Assumptions
Discount rate	5.00%	4.57%	4.75%
Expected rate of return on plan assets	6.69%	6.53%	6.15%

A change of 0.25% in either direction to the discount rate or the expected rate of return on plan assets would have had the following effect on 2013 and 2014 pension expense (dollars in millions):

	Base Expense	Increase (Decrease) in Pension Expense (a)
		0.25% Increase	0.25% Decrease
2013 Expense (b)
Discount rate	$46.4	$(2.2)	$2.3
Expected rate of return on plan assets	46.4	(0.8)	0.8

2014 Expense
Discount rate	$25.4	$(0.6)	$1.7
Expected rate of return on plan assets	25.4	(1.9)	1.9
____________

(a)
The sensitivities shown above are specific to 2013 and 2014. The sensitivities may not be additive, so the impact of changing multiple factors simultaneously cannot be calculated by combining the individual sensitivities shown.

(b)
2013 expense includes $10.9 million of non-cash pretax pension curtailment charges in which certain hourly corrugated and containerboard mill employees will transition from an hourly defined benefit pension plan to a defined contribution 401K plan.

For more information related to our pensions benefits, including the general nature of the plans, deferred gains and losses, funding obligations, and cash flows, see Note 10, Employee Benefit Plans and Other Postretirement Benefits, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K.

Income Taxes

We account for income taxes and separately recognize deferred tax assets and deferred tax liabilities. We are subject to income taxes in both the U.S. and foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense and our tax basis in assets and liabilities.

PCA’s annual tax rate is determined based on income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Tax law requires some items to be included in the tax return at different times than the items reflected in the financial statements. As a result, the annual tax rate in the financial statements is different than the rate reported on PCA’s tax return. Some of these differences are permanent, such as expenses that are not deductible in the tax return, and some differences are temporary, reversing over time, such as depreciation expense. These temporary differences create deferred tax assets and liabilities. We also recognize only the impact of tax positions that, based on their technical merits, are more likely than not to be sustained upon an audit by the taxing authority.

Inherent in determining the annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes. Significant management judgments are required for the following items:

•
Management reviews PCA’s deferred tax assets for realizability. Valuation allowances are established when management believes that it is more likely than not that some portion of the deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the tax provision.

•
PCA establishes accruals for unrecognized tax benefits when, despite the belief that PCA’s tax return positions are fully supported, PCA believes that an uncertain tax position does not meet the recognition threshold of ASC 740, “Income Taxes.” The tax contingency accruals are adjusted in light of changing facts and circumstances, such as the progress of tax audits, the expiration of the statute of limitations for the relevant taxing authority to examine a tax return, case law and emerging legislation. While it is difficult to predict the final outcome or timing of resolution for any particular tax matter, PCA believes that the accruals for unrecognized tax benefits at December 31, 2013, reflect the likely outcome of known tax contingencies as of such date in accordance with accounting for uncertainty in income taxes under ASC 740.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex U.S. and foreign tax regulations, exposures from not filing in some jurisdictions, and transfer pricing exposures from allocation of income between jurisdictions. It is inherently difficult and subjective to estimate uncertain tax positions, because we have to determine the probability of various possible outcomes. We evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

Long-Lived Asset Impairment

An impairment of a long-lived asset exists when the carrying value of an asset is not recoverable through future undiscounted cash flows from operations and when the carrying value of the asset exceeds its fair value. Long-lived asset impairment is a critical accounting estimate, as it is susceptible to change from period to period.

We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. For purposes of testing for impairment, we group our long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows from other assets and liabilities. Our asset groupings vary based on the related business in which the long-lived asset is employed and the interrelationship between those long-lived assets in producing net cash flows. Asset groupings could change in the future if changes in the operations of the business or business environment affect the way particular long-lived assets are employed or the interrelationships between assets. To estimate whether the carrying value of an asset or asset group is impaired, we estimate the undiscounted cash flows that could be generated under a range of possible outcomes. To measure future cash flows, we are required to make assumptions about future production volumes, future product pricing, and future expenses to be incurred. In addition, estimates of future cash flows may change based on the availability of fiber, environmental requirements, capital spending, and other strategic management decisions. We estimate the fair value of an asset or asset group based on quoted market prices for similar assets and liabilities or inputs that are observable either directly (Level 1 measurement) or indirectly (the amount for which the asset(s) could be bought or sold in a current transaction with a third party) when available (Level 2 measurement). When quoted market prices are not available, we use a discounted cash flow model to estimate fair value (Level 3 measurement).

We periodically assess the estimated useful lives of our assets. Changes in circumstances, such as changes to our operational or capital strategy, changes in regulation, or technological advances, may result in the actual useful lives differing from our estimates. Revisions to the estimated useful lives of assets requires judgment and constitutes a change in accounting estimate, which is accounted for prospectively by adjusting or accelerating depreciation and amortization rates.

New and Recently Adopted Accounting Standards

For a listing of our new and recently adopted accounting standards, see Note 2, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of this Form 10-K.

Reconciliations of Non-GAAP Financial Measures to Reported Amounts

Income from operations and net income excluding special items are non-GAAP financial measures. Management excludes special items and uses non-GAAP measures to focus on PCA’s on-going operations and assess its operating performance and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. Any analysis of non-GAAP financial measures should be done in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such. Reconciliations of the non-GAAP measures to the most comparable measure reported in accordance with GAAP for the years ended December 31, 2013, 2012, and 2011, follow (in millions, except per share amounts):

	Year Ended December 31
	2013 (a)		2012		2011
	Income from Operations	Net Income	Income from Operations	Net Income	Income from Operations	Net Income
As reported in accordance with GAAP	$481.9	$441.3	$437.6	$160.2	$274.0	$158.8
Special items:
Alternative energy tax credits (b)	—	(166.0)	(95.5)	23.0	—	—
Acquisition-related costs (c)	17.2	10.9	—	—	—	—
Acquisition-related financing costs (c)	—	7.4	—	—	—	—
Integration-related and other costs (d)	17.4	11.0	—	—	—	—
Acquisition inventory step-up (e)	21.5	13.6	—	—	—	—
Pension curtailment charges (f)	10.9	7.0	—	—	—	—
Debt refinancing charges (g)	—	—	—	16.0	—	—
State income tax adjustments	—	—	—	(3.4)	—	—
Plant closure charges (h)	—	—	2.0	1.4	7.4	4.8
Medical benefits reserve adjustment	—	—	—	—	(1.6)	(1.0)
Total special items	67.0	(116.1)	(93.5)	37.0	5.8	3.8
Excluding special items	$548.9	$325.2	$344.1	$197.2	$279.8	$162.6
_________

(a)	On October 25, 2013, we acquired Boise Inc. (Boise). The 2013 consolidated earnings results include Boise for the period of October 25 through December 31, 2013.

(b)
2013 includes the reversal of $166.0 million of tax reserves related to alternative energy tax credits. Approximately $103.9 million of the reversal is due to the completion of the IRS audit of PCA's Filer City mill's cellulosic biofuel tax credits and $62.1 million is from the reversal of a reserve for the taxability of the alternative fuel mixture credit acquired in the acquisition of Boise.

In first quarter 2012, PCA amended its 2009 tax return to reduce the gallons claimed as cellulosic biofuel producer credits previously recorded as a tax benefit, and increase the gallons claimed for alternative fuel mixture credits previously recorded as income. The increase in gallons claimed as alternative fuel mixture credits resulted in income of $95.5 million, and the decrease in gallons claimed as cellulosic biofuel producer credits resulted in a decrease in tax benefits of $118.5 million, or a net charge of $23.0 million.

(c)	Includes acquisition-related costs, primarily for professional fees related to transaction-advisory services and expenses related to financing the acquisition of Boise.

(d)	Includes integration-related and other costs, primarily for professional services, employee, and other costs.

(e)
Generally accepted accounting principles required us to value the inventory from the acquisition of Boise at fair value. This reduced the profit on the sale of the acquired inventory to that portion attributable to the selling effort. This step-up in value increased expense as the acquired inventory was sold and charged to cost of sales.

(f)
Includes non-cash pension curtailment charges related to pension plan changes in which certain hourly corrugated and containerboard mill employees will transition from a defined benefit pension plan to a defined contribution 401k plan.

(g)	Consists of charges related to the Company’s refinancing of debt completed in 2012, including the redemption premium, the charge to settle the treasury lock prior to its maturity, and other items.

(h)	Consists of plant closure charges in 2012 and energy project related disposals in 2011.

The following table reconciles net income (loss) to EBITDA for the periods indicated (dollars in millions):

	Year Ended December 31
	2013	2012	2011
Net income (loss)	$441.3	$160.2	$158.8
Interest expense, net	58.3	62.9	29.2
Income tax provision	(17.7)	214.5	86.0
Depreciation, amortization, and depletion	201.8	170.8	163.6
EBITDA (a)	$683.7	$608.4	$437.6
Special items:
Acquisition-related costs	$17.2	$—	$—
Acquisition inventory step-up	21.5	—	—
Integration-related and other costs	17.4	—	—
Pension curtailment charges	10.9	—	—
Plant closure charges	—	2.0	7.4
Alternative energy tax credits	—	(95.5)	—
Medical benefits reserve adjustment	—	—	(1.6)
EBITDA excluding special items (a)	$750.7	$514.9	$443.4
____________

(a)
EBITDA and EBITDA, excluding special items, are non-GAAP financial measures. We present these measures because they provide a means to evaluate the performance of our segments and our company on an ongoing basis using the same measures that are used by our management and because these measures are frequently used by investors and other interested parties in the evaluation of companies and the performance of their segments. For each non-GAAP financial measure, we provide a reconciliation to the most directly comparable financial measure presented in accordance with GAAP. These measures may differ from similarly captioned measures of other companies. Any analysis of non-GAAP financial measures should be done in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.